Exhibit 3.1

INVENTRUST PROPERTIES CORP.

ARTICLES OF AMENDMENT

InvenTrust Properties Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, upon the Effective Time (as defined below), every ten shares of common stock of the Corporation (the “Common Stock”), $0.001 par value per share, issued and outstanding immediately prior to the Effective Time (as defined below) shall automatically be changed into one issued and outstanding share of Common Stock, $0.01 par value per share, without any further action by the Corporation or the holder thereof. Upon the Effective Time (as defined below), no fractional shares of Common Stock of the Corporation will be or remain issued and each fractional share of Common Stock which a stockholder would otherwise be entitled to receive shall be rounded up to a full share of Common Stock.

SECOND: The amendment to the Charter as set forth above have been approved by at least a majority of the entire Board of Directors as required by law and the amendment is limited to a reverse stock split authorized by the Maryland General Corporation Law (the “MGCL”) to be effected without action by the stockholders pursuant to Section 2-309(e) of the MGCL.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 9:00 a.m. Eastern Time, on August 5, 2021 (the “Effective Time”).

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 5th day of August, 2021.

ATTEST:		INVENTRUST PROPERTIES CORP.

By:	/s/ Christy L. David	By:	/s/ Daniel J. Busch
Name:	Christy L. David	Name:	Daniel J. Busch
Title:	Secretary	Title:	President